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                                                                    EXHIBIT 10.9


                              CONSULTING AGREEMENT
                     INNOVEX INC. AND THE MEDICINES COMPANY
                                 (PROJECT #8138)

     This Consulting Agreement ("Agreement"), dated December 1, 1998 is by and between Innovex Inc. ("Innovex"), whose principal office is at Waterview Corporate Center, 10 Waterview Boulevard, Parsippany, New Jersey 07054, and The Medicines Company ("The Medicines Company"), whose principal office is located at One Cambridge Center, Cambridge, Massachusetts 02142.

     In consideration of the following covenants, promises and obligations, The Medicines Company and Innovex agree as follows:

1.   SERVICES

     In accordance with the terms and conditions of this Agreement, The Medicines Company retains Innovex for the purpose of providing consulting, marketing and sales services set forth in Schedule A attached to this Agreement (the "Services").

2.   AUTHORIZATION FOR PROCUREMENT SERVICES

     The Medicines Company shall be the beneficiary of all services performed by outside service providers and all agreements for such services shall be subject to the authorization requirements set forth in Schedule B to this Agreement.

3.   COMPENSATION AND EXPENSES

     The Medicines Company shall pay Innovex for services performed at the following rates:

Director of Marketing        $ 150.00 Per Hour

Product Manager              $ 100.00 Per Hour

     All expenses billed by outside service providers shall be passed through to The Medicines Company. Innovex shall receive a three percent (3%) administrative fee for all expenses passed through to The Medicines Company.

     The Medicines Company will reimburse Innovex for reasonable out of pocket costs and expenses that are necessary and actually incurred by Innovex pursuant to the implementation of this Agreement. Request for reimbursement of expenses and costs will be submitted at the end of each month. Each invoice shall be supported by appropriate documentation of expenses. Notwithstanding the foregoing, Innovex shall not incur total costs and expenses in excess of $5,000 per month without the prior written approval of the Medicines Company.

     All invoices are strictly net of any taxes, and payment in full must be made within thirty (30) days of the date of the invoice, after which time interest shall be due and payable on all unpaid balances at the rate of 1.5% per month.

     Payment by check should be mailed to the following address:

         Innovex lnc.
         Waterview Corporate Center
         10 Waterview Boulevard
         Parsippany, New Jersey 07054

     Innovex's Federal Employment ID Number is 06-1076709.

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4.   TERM & TERMINATION

     The period of performance of this Agreement will begin on December 1, 1998, and will continue until terminated by the parties, in the manner provided by this Agreement.

     A party may terminate this Agreement if the other party is in material breach of the Agreement and has not cured the breach within fifteen (15) days of written notice specifying the breach. Consent to extend the cure period shall not be unreasonably withheld, so long as the breaching party has commenced cure during the fifteen (15) day notice period and pursues cure of the breach in good faith.

     Either party may terminate this Agreement without cause with thirty days written notice. Upon termination without cause by The Medicines Company, The Medicines Company will pay Innovex all fees earned as of the date of termination, all reasonable costs and expenses incurred prior to termination, and all reasonable documented non-cancelable costs and expenses.

     Termination of this Agreement for whatever reason shall not affect the accrued rights of either Innovex, or The Medicines Company arising under or out of this Agreement and all provisions which expressly or by the implication survive this Agreement shall remain in full force and effect.

5.   RELATIONSHIP OF THE PARTIES.

     Innovex is an independent contractor and shall have no authority to act as an agent of The Medicines Company or to create or assume any binding obligation in The Medicines Company's name, except as expressly provided herein. Each party will be solely responsible for payment of all compensation owed to its employees as well as employment related taxes, worker's compensation, and general liability insurance.

     Under no circumstances shall Innovex be liable to an outside service provider for any direct or indirect, special or consequential damages caused by the fault or negligence of The Medicines Company, its employees or agents and Innovex shall under no circumstances be a guarantor of commitments made by The Medicines Company.

6.   CONFIDENTIAL INFORMATION.

     Innovex and The Medicines Company agree that all information whether or not in writing relating to the research, products, business affairs or finances of the other, or of any suppliers, agents, distributors, licensees or customers of the other which comes into possession of Innovex or The Medicines Company under this Agreement shall be Confidential Information ("Confidential Information"). The Confidential Information shall be marked as confidential or otherwise represented by the disclosing party as confidential either before or within a reasonable time of the disclosure. Innovex and The Medicines Company agree to hold Confidential Information in strict confidence, use such Confidential Information only for the purposes of performing their respective obligations under the Agreement and disclose it only on a need-to-know basis to subcontractors and employees who are under a written obligation to maintain the confidentiality of the information. By way of illustration, but not limitation. Confidential Information may include inventions, products, processes, methods, techniques, formulas, compositions,


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compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of the Medicines Company.

     The obligations of the parties in this Section 6 shall not extend to any Confidential Information: (i) which can be shown by written documentation to have been known by the recipient prior to its receipt from the other; (ii) which is generally known to the public at the time of the disclosure or becomes generally known through no wrongful act on the part of the receiving party;
(iii) becomes known to the receiving party through disclosure by sources other than the disclosing party having the legal right to disclose such Confidential Information; (iv) which by mutual written agreement is released from a confidential status; or (v) which is required to be disclosed under any statutory, regulatory or judicial requirement, and in that event, confidentiality will be preserved and protected to the extent possible; additionally, notice will be provided to the other party prior to any such disclosure.

     The obligations of Innovex and The Medicines Company under this Section 6 shall survive the termination or expiration of this Agreement for a period of five (5) years.

7.   LIABILITY

     The liability of Innovex for any loss or damage suffered by The Medicines Company as a result of any breach of the Agreement or of any other liability of Innovex in connection with the performance of the Services shall be limited to an amount which shall not exceed the total amount of any payments made to the Innovex under this Agreement by The Medicines Company to the date the liability arose.

     Innovex shall not be liable for the following losses or damages howsoever incurred (even if foreseeable or in the contemplation of Innovex or The Medicines Company): (i) loss of profits, business or revenue, whether suffered by The Medicines Company or any other person; or (ii) special, indirect, or consequential loss, whether suffered by The Medicines Company or any other person.

     The Medicines Company agrees to defend, indemnify and hold Innovex harmless from and against any and all claims, damages, costs, expenses or other liabilities, including reasonable attorneys fees, arising out of the use or publication of any data or work product generated or produced by Innovex as a result of this Agreement, or as a result of any breach by The Medicines Company of any of the terms ~f this Agreement, provided this indemnity shall not extend to any claim, demand or legal action arising as a result of any breach of this Agreement by Innovex or resulting form the gross negligence or intentional misconduct of Innovex.

8.   DOCUMENTS AND RECORDS

     Upon the written request of The Medicines Company, Innovex will destroy or return at the expense of The Medicines Company all materials belonging to The Medicines Company.

9.   ASSIGNMENT

     Neither party may assign this Agreement without the prior written consent of the other party.

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10.  NOTICES

     All notices under this Agreement shall be in writing and shall be deemed duly given (i) when received if personally delivered or sent by facsimile transmission, or (ii) three (3) business days (Saturdays, Sundays, Bank and public holidays excluded) after the date mailed, if sent by registered or certified mail return receipt requested and postage prepaid, and addressed to the parties at the following addresses:

If to The Medicines Company to:

         Clive Meanwell, CEO
         One Cambridge Center
         Cambridge, MA 02142
         Phone: (617) 225-9099
         Fax: (617) 225-2397 -

If to Innovex to:

         David Stack, President
         Waterview Corporate Center
         10 Waterview Boulevard
         Parsippany, NJ 07054
         Phone: (973) 257-4570
         Fax: (973) 257-4581

or to such other destination as either party may hereafter notify the other party in accordance with this section.

11.  REPRESENTATIONS & WARRANTIES

     Each party warrants and represents to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

     Innovex and The Medicines Company agree to undertake all of their respective obligations under this Agreement in conformance with generally accepted business standards, and in material conformance with all applicable local, state and federal laws and regulations.

12.  NON-EXCLUSIVE ARRANGEMENT

     This Agreement is not to be interpreted as an exclusive consulting agreement. Nothing stated herein shall prevent Innovex or any affiliate of the Innovex from accepting other assignments during the term of this Agreement. Notwithstanding the foregoing, it is specifically understood and agreed that Innovex and affiliates of the Innovex, from time to time, may enter into consulting and other agreements with competitors of The Medicines Company without incurring any liability for breach of this Agreement.

13.  GENERAL PROVISIONS

     This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflict laws.

     Neither party's waiver of the other's breach of any term, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition in this Agreement.

     If any part or parts of this Agreement are held to be invalid, the remaining parts of the Agreement will continue to be valid and enforceable.

     The covenants contained in this Agreement which by their terms, require their performance after the expiration or termination of this Agreement shall be

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enforceable notwithstanding the expiration or termination of this Agreement.

     This Agreement, and the materials incorporated herein by reference, constitute the entire agreement of the parties and supersedes all prior contracts, agreements and understandings relating to the same subject matter between the parties. The parties intend this Agreement to be a complete statement of the terms of their agreement, and no change or modification of any of the provisions of this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of the party against which it is to be enforced.

     This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INNOVEX INC.                         THE MEDICINES COMPANY



By: /s/ Dave Stack                   By: /s/ Richard Malcolm
   -------------------------------      ---------------------------------------
Name: Dave Stack                     Name:  Richard Malcolm
Title: President                     Title:  Chief Operating Officer


February 17, 1999



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                                   SCHEDULE A

                                   SERVICES

A.   MARKETING AND STRATEGIC SERVICES

     Innovex shall develop and implement marketing and sales strategies for The Medicines Company. Such marketing and strategic services will include, but are not limited to, assisting The Medicines Company in developing and implementing marketing and sales strategies for Hirulog pursuant to The Medicines Company's Business Plan (the "Business Plan"); participating as a member of marketing teams established by The Medicines Company pursuant to the Business Plan; coordinating communication with service providers in implementing marketing and sales strategies; and other marketing and strategic services as mutually agreed from time to time.

B.   PROCUREMENT SERVICES

     Innovex shall identify service providers to execute marketing and sales strategies on behalf of The Medicines Company. Innovex shall, upon authorization from The Medicines Company as set forth in Schedule B, have the authority on behalf of The Medicines Company to procure and negotiate agreements with service providers for all reasonable or necessary outside services in connection with implementing the marketing and sales strategies. Innovex shall monitor and manage the performance of such service providers under these agreements.



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                                   SCHEDULE B

                     AUTHORIZATION FOR PROCUREMENT SERVICES

     Prior to entering into any agreements with service providers or entering into any legal commitments on behalf of The Medicines Company, Innovex shall (A) comply with provisions (i) and (ii) below and with any written policy of The Medicines Company concerning the procurement of bids or proposals and (B) make a good faith determination that The Medicines Company has not elected to provide or procure such goods or services itself.

     (i) Prior to agreeing to any specific purchase of goods or services which exceed $1,000, Innovex shall obtain bids from one or more suppliers and recommend to The Medicines Company the supplier from which the procurement of goods or services would be most appropriate. The Medicines Company shall then notify Innovex as to which supplier to use.

     (ii) Innovex shall maintain and on request, in a timely and reasonable manner, provide The Medicines Company with complete documentation for all procurement of goods and services. Innovex will negotiate terms of a written agreement with the service providers, including, without limitation, provisions addressing the specific duties and standards for performance, deliverables, payment schedule, confidentiality, ownership of intellectual property, insurance and indemnification. Innovex will engage legal counsel, as needed, to draft service provider agreements. The final terms of such written agreements shall be subject to the consent of the Medicines Company, such consent shall not be unreasonably withheld.

     (iii) The Medicines Company shall be responsible for executing written agreements with service providers and for payment of all fees in connection with agreements with service providers.